Exhibit 99.1

North American Insurance Leaders, Inc. Announces

Results of the Annual Meeting of Stockholders

Tuesday, March 25, 2008

NEW YORK, March 25, 2008 — North American Insurance Leaders, Inc. (Amex: “NAO“), today announced that the holders of a majority of the common stock of NAO entitled to vote at the annual meeting of stockholders held today voted against the proposal to consummate a business combination, as presented in the NAO proxy statement dated January 31, 2008.

Since NAO will not be able to complete its proposed acquisition of the insurance businesses of Deep South Holding, L.P., the NAO Board of Directors is now considering alternatives that may be in the best interests of the NAO stockholders, including the adoption of a plan of dissolution and liquidation in accordance with applicable provisions of Delaware law.

About North American Insurance Leaders, Inc.

North American Insurance Leaders, Inc. is a special purpose acquisition corporation focused on acquiring businesses in the insurance or insurance related industry. NAO raised net proceeds of approximately $110 million through its initial public offering in March 2006. On August 10, 2007, NAO announced the signing of a definitive agreement to acquire the insurance businesses of Deep South Holding, L.P.

Source: North American Insurance Leaders, Inc.